                                                                 Exhibit (A)(4)

                           JWGENESIS FINANCIAL CORP.

                          Offer to Purchase for Cash
                  Up to 1,166,667 Shares of its Common Stock
                           At a Purchase Price, Net
                              of $30.00 Per Share

 THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME, ON FRIDAY, FEBRUARY 11, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE"). SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


                                                               January 12, 2000

To Brokers, Dealers, Banks,
 Trust Companies, and Other Nominees:

   We have been appointed by JWGenesis Financial Corp., a Florida corporation (the "Company"), to act as Information Agent in connection with the Company's offer to purchase outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of the Company, at $30.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated January 10, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

   Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

    1.  Offer to Purchase;

    2. Letter of Transmittal, to be used by stockholders of the Company accepting the Offer;

    3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    4.  Notice of Guaranteed Delivery;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6.  Return envelope addressed to the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, FEBRUARY 11, 2000, UNLESS EXTENDED.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 3 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

   The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

   Questions and requests for additional copies of the enclosed material may be directed to us, as the Information Agent, at our address or telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                             Very truly yours,

                                             American Stock Transfer & Trust
                                          Co.

                                             By:

                                                Name:
                                                Title:

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.